Exhibit 5.1

March 13, 2015

Enbridge Energy Partners, L.P.

1100 Louisiana Street, Suite 3300

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Enbridge Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed offering by the Partnership of up to 9,200,000 of the Partnership’s Class A Common Units representing limited partner interests in the Partnership (including a 30-day option to purchase up to 1,200,000 Class A Common Units) (the “Units”). The Units are to be issued pursuant to the registration statement on Form S-3 (Registration No. 333-202292) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) by the Partnership on February 25, 2015, including the base prospectus contained therein, and the prospectus supplement (the “Prospectus Supplement”) filed with the Commission on March 12, 2015 relating to the offering of the Units.

As counsel to the Partnership, we have examined originals or copies of such corporate records of the Partnership, certificates and other communications of public officials, certificates of officers of the Partnership and such other documents as we have deemed necessary or appropriate for the purposes of this opinion. In such examinations, we have assumed the genuineness of signatures and the conformity to the originals of the documents supplied to us as copies. As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers and representatives of the Partnership. Without limiting the foregoing, we have examined the Underwriting Agreement, dated March 9, 2015 (the “Underwriting Agreement”), by and among the Partnership and Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC.

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and exceptions stated herein, we are of the opinion that the Units have been duly authorized and, when delivered to and paid for by the underwriters pursuant to the Underwriting Agreement, will constitute legal and binding obligations of the Partnership. We express no opinion as to the binding effect or enforceability of any provisions exculpating a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

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Enbridge Energy Partners, L.P.

March 13, 2015

The opinions expressed herein are limited exclusively to the General Corporation Law of the State of Delaware, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act and the applicable provisions of the Delaware constitution and reported decisions concerning such laws, the laws of the State of Texas, the laws of the State of New York and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and the Prospectus Supplement and to the use of our name under the caption “Validity of Securities” in the Registration Statement and under the caption “Legal Matters” in the Prospectus Supplement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ Baker & Hostetler LLP

Baker & Hostetler LLP